AMENDMENT

TO

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amendment to the Amended and Restated Distribution Agreement (the “Amendment”) is made and entered into as of June 15, 2026 by and between the SPDR Series Trust (the “Trust” and each series thereof, a “Fund”, and collectively, the “Funds”) and State Street Global Advisors Funds Distributors, LLC (the “Distributor”).

WITNESSETH:

WHEREAS, the parties entered into that certain Amended and Restated Distribution Agreement dated as of May 1, 2017 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement to reflect operational changes in the processing of redemption transactions with respect to the Funds by the Trust, the Distributor and State Street Bank and Trust Company;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

I.	The first sentence of Section 3(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“(a) The Trust grants to the Distributor the exclusive right to receive all orders for purchases and redemptions of Creation Units of each Fund from Participating Parties or DTC Participants which have executed a Participant Agreement (“Authorized Participants”) and to transmit such orders to the Trust in accordance with the Registration Statement and Prospectus; provided, however, that nothing herein shall affect or limit the right and ability of the Trust to accept Deposit Securities and related Cash Components through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement and Prospectus.”

II.	Section 3(b)-Subsection (b) of the Agreement shall be deleted in its entirety and replaced with the following:

“(b) the Distributor shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser and confirmations of Creation Unit redemption order acceptances to the redeemer;”

III.	Section 3(c)(i) of the Agreement shall be deleted in its entirety and replaced with the following:

“(c)(i) The Distributor agrees to use all reasonable efforts, consistent with its other business, to facilitate the purchase and redemption of Creation Units through Authorized Participants in accordance with the procedures set forth in the Prospectus and the Participant Agreement.”

IV.	Section 5(b) of the Agreement shall be deleted in its entirety and replaced with the following:

“The Distributor will bear the following costs and expenses relating to the distribution of Creation Units of the Funds: (a) the costs of processing and maintaining records of creations and redemptions of Creation Units; (b) the costs of maintaining the records required of a broker-dealer registered under the 1934 Act; (c) the expenses of maintaining its registration or qualification as a dealer or broker under federal or state laws; (d) the expenses incurred by the Distributor in connection with normal (non-expedited) FINRA filing fees; and (e) all other expenses incurred in connection with the distribution services contemplated herein, except as specifically provided in this Agreement.”

V.	Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

VI.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

VII.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted forms.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative under seal as of the date first above written.

SPDR® SERIES TRUST

By:	/s/ Ann M. Carpenter
Name: Ann M. Carpenter
Title: President

STATE STREET GLOBAL ADVISORS FUNDS DISTRIBUTORS, LLC

By:	/s/ Allison Bonds Mazza
Name: Allison Bonds Mazza
Title: President